EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Receives $42.4 Million Order
from U.S. Government for 36 Z Backscatter Van X-ray Systems

ZBVs to be Deployed for Counterterrorism Applications

BILLERICA, Mass. — September 13, 2006 — American Science and Engineering, Inc. (AS&E®) (NASDAQ:ASEI), a leader in X-ray detection technology, announced today the receipt of a $42.4 million order from the U.S. Government for 36 Z® Backscatter Van™ (ZBV™) X-ray screening systems. The order includes operator training, service, and labor warranty.

“Today’s announcement demonstrates the continued value of the Z Backscatter Van to U.S. Government operations — with this largest single ZBV order to date,” said Anthony Fabiano, President and CEO. “This order adds to the U.S. Government’s existing fleet of ZBVs to aid in their critical counterterrorism missions. The ZBV’s flexibility, speed, and maneuverability make it a highly capable tool to detect large quantities of organic materials in vehicles and other targets for urban surveillance or force protection applications. Field reports on ZBV performance are outstanding — we are very proud that our system is meeting the U.S. Government’s rigorous performance requirements in harsh environments.”

AS&E’s Z Backscatter Van is a low-cost, highly maneuverable screening system built into a commercially available delivery van. The ZBV employs AS&E’s patented Z® Backscatter™ technology, which reveals contraband that transmission X-rays miss — such as explosives and plastic weapons — and provides photo-like imaging for rapid analysis. The ZBV is capable of immediate deployment in response to security threats, and features a high throughput capacity to facilitate rapid inspections. The system’s unique “drive-by” capability allows one or two operators to conduct X-ray imaging of suspect vehicles and objects as the ZBV drives past.

About AS&E®

American Science and Engineering, Inc. (AS&E) is the leading worldwide supplier of innovative X-ray inspection and screening systems. With more than 45 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a variety of technologies, including patented Z® Backscatter™, Shaped Energy™ and Radioactive Threat Detection (RTD). These technologies offer superior detection of threats including plastic explosives, plastic weapons, illegal drugs, other contraband, dirty bombs and nuclear devices. AS&E offers a complete range of X-ray inspection products including Z Backscatter screening systems, CargoSearch™, and ParcelSearch™ inspection systems, used for critical detection and security applications to combat terrorism, drug and weapon smuggling, trade fraud, and illegal immigration. AS&E customers include leading governmental agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security, U.S. Department of Defense, U.S. Customs and Border Protection, Royal Thai Police, HM Customs & Excise (U.K.) and Hong Kong Customs. For more information on AS&E products and technologies, please visit www.as-e.com.

Public Relations Contact:

Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc.
978-440-8392	978-262-8700
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.